Exhibit 10.24

WAREHOUSING SERVICES AGREEMENT

Between

Pure NJ Logistics LLC, a New Jersey corporation (“Warehouse”) and Smart Repair Pro INC (“Customer”).

CHARGES/BILLING - As consideration for such services, Customer shall pay to Warehouse the rates, fees and charges listed on the time of the contract, use or privilege or, other taxes imposed by any federal, state, or local government and any other amounts owed to Warehouse under this Agreement, all in full, without any offset amounts for any discounts, claims, or billing disputes, within (15) days of Warehouse invoice date. If Customer wishes to dispute any charges or has any claims against Warehouse, the parties shall work together to promptly resolve such dispute, but in any event any disputes shall be handled in accordance with the terms of this Agreement. Customer Products located in the Storage Facility, if any, may not be removed from the Storage Facility by Customer or its agents, until full payment for services, costs, and liabilities due under this Agreement is received.

In the event Customer does not pay Warehouse in full within thirty (30) days of the date of Warehouse invoice, all unpaid amounts shall be subject to interest charges at the rate of 6.0% or the maximum rate permitted by NJ law, whichever is less.

CLAIMS-Customer shall notify Warehouse of such claims for damage or shortage within sixty (60) days of discovery of such claim or delivery of the Products by Warehouse whichever is earlier. Customer shall file any claims for damage or shortage in the appropriate jurisdiction within 2 months of discovery of such a claim or delivery of the Products by Warehouse.

Termination- Either party may terminate this Agreement upon thirty (90) days prior written notice to the other party. Upon receipt of the notice of termination by either party, the Products may not be removed from the Storage Facility until. all invoices, costs, and liabilities due under this Agreement are paid in full. If Customer Products remain at the Storage Facility after the effective date of termination of this Agreement, Customer agrees to pay a monthly rate of 150% of the Storage Rate provided in the update pricing list, whichever is applicable, until such Products are removed from the Storage Facility. Customer shall be liable for the damages sustained by Warehouse, including but not limited to, all costs arising out of or incident to the removal of Customer Products from the Storage Facility by Warehouse.

INSURANCE- Warehouse shall maintain in effect the Workers’ Compensation Insurance as required by statute. Customers are required to maintain liability insurance for all inventory in the Warehouse.

FORCE MAJEURE- Neither party to this Agreement shall be liable for any delays or failure to perform this agreement caused by acts of God, public enemies, war, civil disorder, strike, or any other similar or different causes not within the reasonable control of the party in default.

ASSIGNMENT- This Agreement for 12 Month shall be binding upon and inure to the benefit of the successors and assigns of Customer, provided, however, that neither this Agreement nor any rights or duties hereunder shall be assigned by Customer, without the prior, written consent of Warehouse.

Scheduled Hours of Operation

Monday through Friday 8:00 AM until 4:30 PM Storage Facility Local Time (excluding holidays).

Normal shipping and receiving hours***: 8 AM to 4:00 PM, Monday-Friday.

After hour services (Monday-Friday) available, provided Warehouse is given a minimum of 48 hours’ notice.

Outbound/inbound loads must have appointments, with a minimum of 48 hours’ notice. In the event the Warehouse receives less than 24 hours’ notice, services will be provided at the ability of the Storage Facility management.

Inbound receipt PO will be ready for review in about 1-3 business days.

B2B Outbound orders will be ready to be shipped within 48-36 hours the following business day.

B2C outgoing orders are expected to ship within 1 business day. *Subject to carrier availability.

***	Excluding holidays and extreme weather days.

Pure NJ Logistics LLC (“Warehouse”)

BY:	/s/ Eli Yoresh	BY:	/s/ Kfir Zilberman

DATE: 31 October 2022

Smart Repair Pro INC (“customer”)

BY:	/s/ Viki Hakmon

DATE: 31 October 2022